Exhibit 99.1

CH2M reports fourth-quarter and full-year results

•      Q4 results reflect stronger earnings on slightly lower revenue, with operating income up 73%

•      Q4 net income improves to $37 million, or $1.08 per diluted share, including tax benefit

•      Fiscal 2016 results reflect relatively flat revenue and lower income attributable to project losses for two legacy fixed-price projects recorded earlier in the year

DENVER, Colo.: March 6, 2017 — CH2M today reported quarterly and full-year results ended December 30, 2016, finishing the fourth quarter with profit improvement on slightly lower fourth-quarter revenue.

While effects of the oil and gas slump and negative currency-exchange rates offset organic growth in the firm’s Environment and Nuclear business, fourth-quarter 2016 revenue of $1.36 billion marked a high point for the year, versus $1.41 billion in fourth-quarter 2015 revenue.

CH2M improved quarterly operating income to $33 million, up 73 percent from the prior year, including a $30 million reduction in selling, general and administrative (SG&A) costs achieved from the firm’s restructuring activities. The current quarter also benefited from the absence of additional losses from the Texas tollway project that reduced operating income a year ago.

The firm realized higher net income of $37 million in the quarter, or $1.08 per diluted share, versus $14 million, or $0.37 per diluted share, earned a year ago. Reduced SG&A and operating costs and an additional tax benefit of $19 million related to a pension plan redesign contributed to the current-quarter net income increase.

“Our fourth-quarter results provide a clear view of the earning power of our core-business portfolio, which shows plenty of upside,” said CH2M Chairman and CEO Jacqueline Hinman.  “Looking ahead to more favorable conditions in the markets we serve, our backlog and sales pipeline remain healthy, and we’re on-track with moving to a highly competitive, client-centric operating model. We’re making good progress to grow profitably and deliver greater value for our clients, employees and stakeholders.”

With relatively flat full-year revenue of $5.24 billion, CH2M reported an operating loss of $240 million ($101 million after adding back non-controlling joint venture interests) in 2016, primarily driven by charges absorbed earlier in the year for two fixed-price legacy projects—the Texas tollway project now nearing completion, and a now-terminated Power EPC (Engineer-Procure-Construct) joint venture (JV) contract in Australia.

CH2M made $15 million in net income for the full year, as the operating loss was partially offset by a $65 million tax benefit tied to a pension plan redesign.

For the year ended December 30, 2016, CH2M used $246 million in cash from operations ($154 million after adding back non-controlling joint venture interests), driven by the operating loss and $104 million of funding contributed to the above-referenced pension plan redesign. In the prior year ended December 25, 2015, the firm generated $103 million in cash from operations ($182 million after adding back non-controlling joint venture interests).

Revenue backlog declined to $8.31 billion at year-end, as we continued to work off revenue on a major nuclear consolidated joint venture project in Canada and several large design-build water projects wound down. The firm is pursuing numerous large opportunities in US Federal nuclear as well as water design-build and rail and transit projects that are expected to contribute to increased backlog this year.

CH2M remains on-track to realize approximately $100 million in annual savings upon full implementation of its client-centric operating model. The new model establishes a simplified structure and governance aligned to three client sectors—national governments; state and local governments; and private sector—for seamless interface across practice disciplines and the firm’s supply chain, from account management through delivery. As of year-end, CH2M

CH2M Third Quarter 2016 Earnings Report

recorded $42 million in pretax restructuring charges for the change, with an additional $10-20 million expected in the first half of 2017.

Business segments and operating results

  Environment and Nuclear

The Environment and Nuclear segment increased fourth-quarter revenue by 25 percent to $609 million, realizing higher volumes on a large, multi-year nuclear project in Canada that commenced late in 2015, and a U.S. nuclear remediation project that ramped up in the fourth quarter of 2016. Despite lower SG&A costs, operating income fell six percent to $15 million, reflecting continued pressure on the business from depressed oil and gas markets and the lower margins generated by the Canadian and U.S. nuclear projects as compared to other projects in the business’ portfolio.

  Water

Despite an 11-percent decline to $292 million in revenue, the Water segment posted $22 million in operating income during the quarter, up 14 percent from a year ago. The revenue decline reflects the completion of certain design-build contracts, as well as the effects from reduced activities in the energy industry. The operating income improvement reflects a higher-margin mix of consulting services and reduced overhead costs related to restructuring activities.

  Transportation

Revenue in the Transportation segment fell 10 percent to $226 million during the quarter, while the business narrowed its operating loss to less than $1 million.  The revenue decline primarily reflects a negative foreign currency-exchange effect on the British Pound for work in the United Kingdom. The reduction in operating loss was due to the absence of additional losses on the Texas tollway project.  However, negative foreign currency rates related to the group’s consulting business in Europe and a reserve for outstanding accounts receivables related to a project in Latin America resulted in a slight operating loss for the quarter.

  Energy and Industrial

The Energy and Industrial segment recorded $188 million in fourth-quarter revenue, a 30-percent decline from the prior year, as well as an operating loss of $11 million in the quarter, reflecting lower volume and project work, as well as client concessions on services, operations and maintenance contracts during the prolonged industry slump in U.S., Canada and Middle East oil and gas markets.

Power EPC (Engineer-Procure-Construct) business

In the Power EPC business that the firm is exiting, CH2M booked $48 million in revenue and $7 million in operating income for the quarter.

Subsequently, on January 24, 2017, the consortium of CH2M, its joint-venture partner UGL and General Electric filed notice terminating the fixed-price power EPC contract with the client and general contractor JKC Australia LNG Pty on the grounds that the contractor had by its actions repudiated the contract. The consortium expects to file arbitration claims, and also anticipates that the general contractor will file counter claims.

Expecting a lengthy, multi-year arbitration process, CH2M will continue to assess possible impacts of these developments on the firm, while no immediate, material effect is expected.

Outlook

For the full-year 2017 outlook, CH2M currently expects increased revenue and higher earnings compared with full year 2016 results.

CH2M Fourth Quarter 2016 Earnings Report

Selected financial data providing comparative fourth-quarter and year-to-date results follow.

Consolidated Income Statements

CH2M and subsidiaries

(Dollars in thousands, except per share data)

	Three Months Ended		Year Ended
	December 30, 2016 (unaudited)	December 25, 2015 (unaudited)	December 30, 2016	December 25, 2015
Gross revenue	$1,363,023	$1,412,185	$5,235,944	$5,361,505
Equity in earnings of joint ventures and affiliated companies	7,310	9,857	51,957	46,765
Operating expenses:
Direct cost of services	(1,117,026)	(1,152,617)	(4,614,283)	(4,343,156)
Selling, general and administrative	(220,807)	(250,654)	(913,722)	(930,273)
Operating income (loss)	32,500	18,771	(240,104)	134,841
Other income (expense):
Interest income	238	53	544	211
Interest expense	(6,164)	(3,130)	(16,183)	(14,551)
Income (loss) before provision for income taxes	26,574	15,694	(255,743)	120,501
Benefit (provision) for income taxes	13,287	(2,693)	131,489	(28,384)
Net income (loss)	39,861	13,001	(124,254)	92,117
Less: (income) loss attributable to noncontrolling interests	(3,293)	709	139,292	(11,714)
Net income attributable to CH2M	$36,568	$13,710	$15,038	$80,403
Net income attributable to CH2M per common share:
Basic	$1.08	$0.37	$0.03	$2.62
Diluted	$1.08	$0.37	$0.03	$2.61
Weighted average number of common shares:
Basic	25,128,927	26,634,334	25,648,091	27,119,498
Diluted	25,135,324	27,198,832	25,732,114	27,181,179

Business Segment Financial Review

CH2M and subsidiaries

(Dollars in thousands)

	Three Months Ended
	December 30, 2016 (unaudited)		December 25, 2015 (unaudited)
($ in thousands)	Gross Revenue	Operating Income (Loss)	Gross Revenue	Operating Income (Loss)
Energy and Industrial	$187,824	$(11,164)	$267,718	$(2,605)
Environment and Nuclear	609,075	14,523	486,462	15,503
Transportation	225,698	(673)	251,714	(13,050)
Water	292,486	22,417	326,902	19,602
Power EPC	47,940	7,397	79,389	(679)
Total	$1,363,023	$32,500	$1,412,185	$18,771

	Year Ended
	December 30, 2016		December 25, 2015
($ in thousands)	Gross Revenue	Operating Income (Loss)	Gross Revenue	Operating Income (Loss)
Energy and Industrial	$860,897	$(8,952)	$1,148,475	$22,833
Environment and Nuclear	2,213,709	82,866	1,663,523	77,145
Transportation	930,877	(115,139)	973,916	(62,892)
Water	1,190,184	93,289	1,363,867	93,318
Power EPC	40,277	(292,168)	211,724	4,437
Total	$5,235,944	$(240,104)	$5,361,505	$134,841

Selected Balance Sheet Items

CH2M and subsidiaries, unaudited

(Dollars in thousands)

	December 30, 2016	December 25, 2015
Cash and cash equivalents	$131,029	$197,021
Total current assets	1,389,897	1,671,191
Total assets	2,670,462	2,861,299
Total short-term debt	2,242	2,069
Total current liabilities	1,315,361	1,476,325
Long-term debt	495,632	299,593
Total liabilities	2,224,924	2,483,968
Stockholders’ equity	$445,538	$377,331

Selected Statement of Cash Flow Items

CH2M and subsidiaries, unaudited

(Dollars in thousands)

	Year Ended
	December 30, 2016	December 25, 2015
Net (loss) income	$(124,254)	$92,117
Net cash (used in) provided by operating activities	(245,515)	103,155
Net cash (used in) provided by investing activities	(112,306)	8,557
Net cash provided by (used in) financing activities	276,232	(42,376)
Effect of exchange rate changes on cash	15,597	(3,792)
(Decrease) increase in cash and cash equivalents	(65,992)	65,544
Cash and cash equivalents, beginning of period	197,021	131,477
Cash and cash equivalents, end of period	$131,029	$197,021

CH2M HILL Companies, Ltd. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

To supplement our consolidated financial statements, which are presented in accordance with U.S. generally accepted accounting principles (GAAP), we provide additional measures of revenue, net income attributable to CH2M, net income per diluted common share attributable to CH2M, operating income (loss) and net cash provided by (used in) operating activities adjusted to exclude or deduct certain costs, charges or expenses. CH2M management believes these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. CH2M management also believes these non-GAAP financial measures enhance the ability of investors to analyze CH2M’s business trends and to understand CH2M’s performance. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

	Three Months Ended December 30, 2016
(In millions, except per share amounts)	As Reported	Adjustment (A)	Non-GAAP
Revenue	$1,363	$(48)	$1,315
Net income attributable to CH2M	$37	$5	$42
Net income per diluted common share	$1.08	$0.17	$1.25

(A) Adjustments relate to 1) revenue from our Power EPC business of $48 million), and 2) costs incurred related to the 2016 Restructuring Plan and include after-tax restructuring charges of $25 million (or $0.97 per diluted share), after-tax income from our Power business of $1 million (or $0.04 per diluted share) and tax benefit of pension redesign of $19 million (or $0.76 per diluted share).

	Three Months Ended December 25, 2015
(In millions, except per share amounts)	As Reported	Adjustment (A)	Non-GAAP
Revenue	$1,412	$(79)	$1,333
Net income attributable to CH2M	$14	$22	$36
Net income per diluted common share	$0.37	$0.73	$1.10

(A) Adjustments relate to 1) revenue from our Power EPC business of $79 million, and 2) costs incurred related to the 2014 Restructuring Plan and include after-tax restructuring charges of $23 million (or $0.75 per diluted share) and after-tax income from our Power business of $1 million (or $0.02 per diluted share).

	Year Ended December 30, 2016
(In millions, except per share amounts)	As Reported	Adjustment (A)	Non-GAAP
Revenue	$5,236	$(40)	$5,196
Net income attributable to CH2M	$15	$64	$79
Net income per diluted common share	$0.03	$2.13	$2.16

(A) Adjustments relate to 1) revenue from our Power EPC business of $40 million, and 2) costs incurred related to the 2016 Restructuring Plan of $28 million (or $1.02 per diluted share), after-tax loss from our Power business of $101 million (or $3.76 per diluted share) and tax benefit of pension redesign of $65 million (or $2.65 per diluted share).

	Year Ended December 25, 2015
(In millions, except per share amounts)	As Reported	Adjustment (A)	Non-GAAP
Revenue	$5,362	$(212)	$5,150
Net income attributable to CH2M	$80	$39	$119
Net income per diluted common share	$2.61	$1.37	$3.98

(A) Adjustments relate to 1) revenue from our Power EPC business of $212 million, and 2) costs incurred related to the 2014 Restructuring Plan and include after-tax restructuring charges of $40 million (or $1.40 per diluted share) and after-tax income from our Power business of $1 million (or $0.03 per diluted share).

CH2M HILL Companies, Ltd. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure (continued)

	Three Months Ended December 30, 2016
(In millions)	As Reported	Adjustment (B)	Non-GAAP
Operating income	$33	$(3)	$30

(B) Adjustment relates to income attributable to noncontrolling interests of $3 million.

	Three Months Ended December 30, 2015
(In millions)	As Reported	Adjustment (B)	Non-GAAP
Operating income	$19	$1	$20

(B) Adjustment relates to loss attributable to noncontrolling interests of $1 million.

	Year Ended December 25, 2016
(In millions)	As Reported	Adjustment (B)	Non-GAAP
Operating loss	$(240)	$139	$(101)
Net cash used in operating activities	$(246)	$92	$(154)

(B) Adjustments relate to 1) loss attributable to noncontrolling interests of $139 million and 2) net contributions from noncontrolling interests of $92 million.

	Year Ended December 25, 2015
(In millions)	As Reported	Adjustment (B)	Non-GAAP
Operating income	$135	$(12)	$123
Net cash provided by operating activities	$103	$79	$182

(B) Adjustments relate to 1) income attributable to noncontrolling interests of $12 million and 2) net contributions from noncontrolling interests of $79 million.

Notes:

Costs for the 2014 Restructuring Plan are associated with our activities to reduce costs and achieve important business objectives, including improving efficiency, reducing risk and providing more long-term value for its stockholders.

Costs for the 2016 Restructuring Plan are associated with our activities to more fully align global operations with the Company’s client-centric go-to-market strategy, including a simplified organization structure and streamlined delivery model to achieve higher levels of profitable growth and primarily related to employee severance and termination benefits and lease termination fees.

Adjustments for revenue and after-tax income (loss) related to our Power EPC business remove the results of this business unit. In the first quarter of 2014, we shifted our focus away from pursuing and contracting fixed price EPC power projects, and elected to exit the Power EPC business.

The tax benefit of pension redesign relates to an agreement we made with the Trustees of the largest defined benefit pension plan that came with a prior acquisition to redesign our obligations in this scheme to better ensure the sustainability of the acquisition over the long term.

Adjustments for income (loss) attributable to noncontrolling interests and net contributions from noncontrolling interests remove our consolidated joint venture partners’ share of income (loss) and cash contributions to show our portion of operating income (loss) and net cash provided by (used in) operations.

Conference Call

As announced on the company’s investor website, CH2M will host the Fourth Quarter 2016 Stockholder Call on  March 7, 2017, from 8:00 a.m. until 9:00 a.m. U.S. Mountain Standard Time, providing an update on firm performance and the stock program. Details can be found at ir.ch2m.com.

About CH2M

CH2M leads the professional services industry delivering sustainable solutions benefiting societal, environmental and economic outcomes with the development of infrastructure and industry. In this way, CH2Mers make a positive difference providing consulting, design, engineering and management services for clients in water; environment and nuclear; transportation; energy and industrial markets, from iconic infrastructure to global programs like the Olympic Games. Ranked among the World’s Most Ethical Companies and top firms in environmental consulting and program management, CH2M in 2016 became the first professional services firm honored with the World Environment Center Gold Medal Award for efforts advancing sustainable development. Connect with CH2M at www.ch2m.com; LinkedIn; Twitter; and Facebook.

Forward-looking Statements

This report contains “forward-looking statements,” as that term is defined in U.S. Federal and certain foreign securities regulations, including information related to our anticipated future operational and financial results, the amount and timing of charges and expenditures related to our restructuring activities, as well as the anticipated savings and operating efficiencies; the impact of terminating the fixed-price EPC contract in Australia; business strategies; client market segment concerns; and growth opportunities. Although CH2M’s management believes that its expectations are based on reasonable assumptions, these assumptions are subject to a wide range of economic, business, regulatory, technical, legal, and other unforeseen risks which may cause actual results to differ materially from those stated or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, among others, our ability to manage the costs associated with our fixed-price contracts, our ability to maintain the liquidity necessary for our operations, difficulties or delays incurred in the execution of our contracts, difficulties or delays incurred in the implementation of our restructuring activities and changes in the level of activity in the hydrocarbon industry.  We undertake no duty to update any forward-looking statements made herein.  All forward-looking statements speak only as of the date of this earning release.

This communication should be read in conjunction with all the other information included in our most current Prospectus and European Prospectus, which are filed with the U.S. Securities and Exchange Commission (SEC) and the U.K. Financial Conduct Authority (FCA), respectively, and, for our stockholders outside of the U.S. and the European Union, similar documents filed with local securities regulators, where required. You should also read our Annual Report on Form 10-K, which includes a more comprehensive list of factors that could cause actual operational and financial results to differ from those expected. All documents required to be filed with the SEC and other regulators are available via the investor relations website at ir.ch2m.com and on the SEC’s website at www.sec.gov.